AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated October 10, 2011, and is by and between China Advanced Technology, a Nevada corporation (the "Company") and Goliath Film and Media International, a California corporation ("Goliath").

R E C I T A L S

WHEREAS, the shareholders of Goliath ("Shareholders") own the shares of capital stock of Goliath as set forth in Schedule 1 attached hereto, constituting all of the issued and outstanding stock of Goliath (the "Goliath Shares");

WHEREAS,  the Company is listed on the Pink Sheets under the symbol CADT, and files reports under Section 13 of the Securities Exchange Act of 1934;

WHEREAS, the Board of Directors of the Company and Goliath deem it advisable that the acquisition by the Company of Goliath be effected through an exchange (the "Exchange") of Goliath Shares pursuant to this Agreement; and

WHEREAS, the Company desires to acquire all of the outstanding Goliath Shares for shares of Common Stock of the Company.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  EXCHANGE

1.01  Exchange.  The Shareholders shall exchange all of their Goliath Shares for a total of 47,000,000 shares of Common Stock of the Company (the "Common Stock") at the Closing of this Agreement. Immediately prior to Closing, and giving effect to a proposed 5-for-1 or similar forward stock split, and the issuance of shares set forth in Section 6.01, there shall be approximately 20,175,000 shares of Common Stock outstanding, so that after Closing the Company shall have outstanding 67,175,000 shares of Common Stock.

 All share numbers in this agreement give effect to the forward split.

1.02.

Closing.  The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place on or before October 31, 2011 at the corporate offices of Goliath.

1.03.

Deliveries.  Upon Closing, the parties are delivering the following documents:

1.03(a).  The items and documents set forth in Sections 1.01 and 1.02.

1.03(b).  The Company shares of Common Stock described in Section 1.02.

1.03(c).  The Company shall deliver the resignations of all of its current officers and directors, and board resolutions electing Lamont Roberts and Kaila Criscione to the Board of Directors of the Company and Lamont Roberts as President, John Ballard as Chief Financial Officer and Kaila Criscione as Chief Operating Officer and Secretary.

1.04.

Filings.  Immediately following the Closing, the Company shall file the following documents:

1.04(a).  A Current Report on Form 8-K with the U.S. Securities and Exchange Commission, reporting the transactions set forth in this Agreement.

1.04(b).  A Certificate of Amendment to the Certificate of Incorporation of the Company with the Nevada Secretary of State changing the name of the Company to "Goliath Film and Media Holdings" or a similar name as may be determined by the Board of Directors.

II.

REPRESENTATIONS AND WARRANTIES OF GOLIATH.

Goliath represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing:

2.01.  Organization.

2.01(a).  Goliath is a corporation duly organized, validly existing and in good standing under the laws of the State of California; Goliath has the corporate power and authority to carry on its business as presently conducted; and Goliath is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

2.02.  Capitalization.

2.02(a).  The authorized capital stock and the issued and outstanding shares of Goliath is as set forth on Exhibit 2.02(a).  All of the issued and outstanding shares of Goliath are duly authorized, validly issued, fully paid and nonassessable.

2.02(b).  Except as set forth in Exhibit 2.02(b) there are no outstanding options, warrants, or rights to purchase any securities of Goliath.

2.03.

Subsidiaries and Investments.  Goliath does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, except as described in Exhibit 2.03 hereto.

2.04.

Financial Statements.  Goliath has been recently formed and has limited operations.  Its financial records are of a quality that such financial statements may be audited.

2.05.

No Undisclosed Liabilities.  To the best knowledge of Goliath, other than as described in Exhibit 2.05 attached hereto, Goliath is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

2.06.

Absence of Material Changes.  Since October 10, 2011, except as described in any Exhibit attached hereto or as required or permitted under this Agreement, there has not been:

2.06(a).  any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Goliath, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

2.06(b).  any redemption, purchase or other acquisition of any shares of the capital stock of Goliath, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by Goliath relating to their authorized or issued capital stock; or

2.06(c).  any change or amendment to the Certificate of Incorporation of Goliath.

2.07.

Litigation.   Except as set forth in Exhibit 2.07 attached hereto, to the best knowledge of Goliath there is no litigation, proceeding or investigation pending or threatened against Goliath affecting any of its properties or assets against any officer, director, or stockholder of Goliath that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of Goliath or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

2.08.

Title To Assets.  Goliath has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheets contained in the  Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in Exhibit 2.08 attached hereto or any other Exhibit.

2.09.

Transactions with Affiliates, Directors and Shareholders.  Except as set forth in Exhibit 2.09 attached hereto, there are and have been no contracts, agreements, arrangements or other transactions between Goliath, and any officer, director, or stockholder of Goliath, or any corporation or other entity controlled by the Shareholders, a member of the Shareholders' families, or any affiliate of the Shareholders.

2.10.

No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of Goliath, or any agreement, contract or instrument to which Goliath is a party or by which it or any of its assets are bound.

2.11.

Disclosure.  To the actual knowledge of Goliath, neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Company by or on behalf of Goliath in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

2.12.

Authority.  Goliath has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Goliath and, other than the approval by the Shareholders of Goliath described in Section 6.04, no other corporate proceedings on the part of Goliath are necessary to authorize this Agreement and the transactions contemplated hereby.

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Goliath as follows, as of the date of this Agreement and as of the Closing:

3.01.  Organization.

3.01(a).  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

3.01(b).  The copies of the Articles of Incorporation of the Company, as certified by the Secretary of State of Nevada, and the Bylaws of the Company are complete and correct copies of the Certificate of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof.  All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to Goliath that have not also been delivered to Goliath.

3.02.

Capitalization of the Company.  The authorized capital stock of the Company consists of 149,000,000 shares of Common Stock, par value $.001 per share, of which no more than 20,175,000 shares will be outstanding at Closing, and 1,000,000 shares of preferred stock, par value $.001, none of which is outstanding.  All outstanding shares are duly authorized, validly issued, fully paid and non-assessable.

3.03.

Subsidiaries and Investments.  The Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization.

3.04.

Authority.  The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Company Shares in accordance with the terms hereof.

3.05.

No Undisclosed Liabilities.  Other than as described in Exhibit 3.05 attached hereto, the Company is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.

3.06.

Litigation.   There is no litigation, proceeding or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

3.07.

Title To Assets.  The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Company's financial statements or on any Exhibits attached hereto.

3.08.

Contracts and Undertakings.  Exhibit 3.08 attached hereto contains a list of all contracts, agreements, leases, licenses, arrangements, commitments and other undertakings to which the Company is a party or by which it or its property is bound.  Each of said contracts, agreements, leases, licenses, arrangements, commitments and undertakings is valid, binding and in full force and effect.  The Company is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and, to the knowledge of the Company, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

3.09.

Underlying Documents.  Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have been made available to Goliath and are complete and correct and include all amendments, supplements or modifications thereto.

3.10.

Transactions with Affiliates,  Directors and Shareholders.  Except as set forth in Exhibit 3.10 hereto, there are and have been no contracts, agreements, arrangements or other transactions between the Company, and any officer, director, or 5% stockholder of the Company, or any corporation or other entity controlled by any such officer, director or 5% stockholder, a member of any such officer, director or 5% stockholder's family, or any affiliate of any such officer, director or 5% stockholder.

3.11.

No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

3.12.

Disclosure.  To the actual knowledge of the Company, neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to Goliath and the Shareholders by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

3.13.

Financial Statements.  The financial statements of the Company set forth in its Form 10-K for the year ended April 30, 2011 and its Form 10-Q for the quarter ended July 31, 2011 present fairly, the financial position and results of operations of the Company, on a consistent basis.

3.14.

Absence of Material Changes.  Since July 31, 2011, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

3.14(a).  any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

3.14(b).  any redemption, purchase or other acquisition of any shares of the capital stock of the Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by Goliath relating to their authorized or issued capital stock.

3.14(c).  any amendment to the Articles of Incorporation of the Company.

IV.

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

All representations, warranties and covenants of the Company and Goliath contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect.

V.  CONDITIONS TO CLOSING

5.01.

Conditions to Obligation of Goliath.  The obligations of Goliath under this Agreement shall be subject to each of the following conditions:

5.01(a).  The representations and warranties of the Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  The Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

5.01(b).  No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

5.01(c).  All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

5.01(d).

The fulfillment of the obligations of the Company set forth in Section 6.03.

5.02.

Conditions to Obligations of the Company.  The obligation of the Company under this Agreement shall be subject to the following conditions:

5.02(a).  The representations and warranties of Goliath herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; Goliath shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

5.02(b).  No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

5.02(c).  All statutory requirements for the valid consummation by Goliath of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Goliath of the transactions contemplated by this Agreement shall have been obtained.

VI.

CERTAIN AGREEMENTS

6.01.

Private Placement; Forward Stock Split.  Goliath is making an offering of up to 175,000 shares of Company common stock at $.30 per share (post closing) on behalf of the Company. In the event the closing does not take place, Goliath will take such actions as are necessary to release the Company from any liability to the purchasers, including any requirement to issue them shares. The Company shall effect a forward stock split of its shares, and convert the outstanding note to Learned Hand to shares, and otherwise obtain the cancellation of all payables such that the Company shall have at Closing 20,000,000 shares outstanding plus any shares sold in the private placement. If the Closing takes place prior to the effectiveness of the forward stock split, the shares may be issued at Closing based on pre-split numbers.

6.02.

Reporting Requirements.  The Company shall file a Form 8-K with the Securities and Exchange Commission within 75 days of the Closing. The Company shall file all reports required by Section 15(d) of the Securities Act of 1933 and shall maintain its books and records in accordance with Sections 12 and 13 of the Securities Exchange Act of 1934.  The parties agree that the failure of the Company to make such filings with the Securities and Exchange Commission shall constitute a material breach of this Agreement.

VII.

MISCELLANEOUS

7.01.

Finder's Fees, Investment Banking Fees.  Neither Goliath nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein.

7.02.

Tax Treatment.  The transactions contemplated hereby are intended to qualify as a so-called "tax-free" reorganization under the provisions of Section 368 of the Code.  The Company and Goliath acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

7.03.

Further Assurances.  From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

7.04.

Parties in Interest.  Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

7.05.

Entire Agreement; Amendments.  This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.  This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

7.06.

Headings, Etc.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

7.07.

Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

7.08.

Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.09.

Governing Law.  This Agreement shall be governed by the laws of the State of Nevada (excluding conflicts of laws principles) applicable to contracts to be performed in the State of Nevada.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

CHINA ADVANCED TECHNOLOGY

GOLIATH FILM AND MEDIA INT'L.

By:

By:

Name:

Name:

Title:

Title:

SCHEDULE I

NUMBER OF SHARES

NUMBER OF

OF GOLIATH

SHARES OF

COMMON STOCK

COMPANY

NAMES OF

OWNED AND

COMMON STOCK

SHAREHOLDERS

TO BE DELIVERED

 TO BE RECEIVED

Lamont Roberts

47,000

47,000,000

     Totals

Goliath Exhibit 2.02(a)

Capitalization

Class

Authorized

Outstanding

Common

Goliath Exhibit 2.02(b)

Options and Warrants

Goliath Exhibit 2.03

None

Goliath Exhibit 2.05

Undisclosed Liabilities

None

Goliath Exhibit 2.07

Litigation

None

Goliath Exhibit 2.08

Title to Assets

None

Goliath Exhibit 2.09

Interested Transactions

Company Exhibit 3.05

Undisclosed Liabilities

None

Company Exhibit 3.08

Contracts

The company has a contract with Dynamic Transfer as transfer agent.  The transfer agent is entitled to charge for additional services, such as mailings, copies of shareholder lists, etc.

Company Exhibit 3.10

Interested Transactions

None except as stated in the 10-K.